CHESAPEAKE ANNOUNCES SENIOR NOTES OFFERING

OKLAHOMA CITY, OKLAHOMA, MARCH 6, 1997--Chesapeake Energy Corporation (NYSE:CHK) today announced that it proposes to offer for sale $200 million of long-term debt, of which $100 million will mature in 2004 and $100 million will mature in 2012. The offering will be privately placed to qualified institutional buyers and certain institutional accredited investors. The purpose of the offering is to enable Chesapeake to expand its exploration program in the Louisiana Austin Chalk Trend, the Giddings Field, and in other areas.

                               ###

Chesapeake Energy Corporation is an independent energy producer headquartered in Oklahoma City. The company focuses on utilizing advanced drilling and completion technologies to develop significant new oil and gas discoveries in major onshore producing areas of the United States.